Exhibit 10.1

EXECUTION VERSION

$300,000,000

AMENDMENT NO. 1 DATED AS OF NOVEMBER 6, 2013

to

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF OCTOBER 11, 2011

among

SCANSOURCE, INC.,

THE SUBSIDIARY BORROWERS PARTY THERETO,

THE LENDERS PARTY THERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

TD BANK, N.A and

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents

J.P. MORGAN SECURITIES LLC and

TD BANK, N.A.,

Joint Lead Arrangers and Joint Bookrunners

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment (this “Amendment”) is entered into as of November 6, 2013 by and among ScanSource, Inc., a South Carolina corporation (the “Borrower”), the Subsidiary Borrowers party hereto (together with the Borrower, the “Borrowers”), JPMorgan Chase Bank, N.A., individually and as administrative agent (the “Administrative Agent”), and the other financial institutions signatory hereto.

R E C I T A L S:

A. The Borrowers, the Administrative Agent and the Lenders are party to that certain Amended and Restated Credit Agreement dated as of October 11, 2011 (the “Credit Agreement”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

B. The Borrowers, the Administrative Agent and the undersigned Lenders wish to amend the Credit Agreement and waive certain provisions thereof on the terms and conditions set forth below to, among other things, reallocate the Commitments of the Lender as set forth on Annex II hereto.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1. Amendment to Credit Agreement. Upon the “Effective Date” (as defined below), the Credit Agreement shall be amended as follows:

(a) the Credit Agreement (excluding the Exhibits and the Schedules thereto) is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken-text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth on the pages of the Credit Agreement attached hereto as Annex 1.

(b) Schedule 2.01 of the Credit Agreement is amended in its entirety to read as set forth on Annex II hereto.

(c) Exhibit D of the Credit Agreement is amended in its entirety to read as follows: “[Intentionally Omitted]”.

(d) Exhibit E of the Credit Agreement is amended in its entirety to read as set forth on Annex III hereto.

2. Representations and Warranties of the Borrowers. Each of the Borrowers represents and warrants that:

(a) The execution, delivery and performance by each of the Borrowers of this Amendment have been duly authorized by all necessary corporate action and that this Amendment is a legal, valid and binding obligation of each of the Borrowers enforceable against each of the Borrowers in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally;

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(b) Each of the representations and warranties contained in the Credit Agreement (treating this Amendment as a Credit Document for purposes thereof) is true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof as if made on the date hereof except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of such earlier date; and

(c) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

3. Effective Date. This Amendment shall become effective upon the execution and delivery hereof by the Borrowers, the Administrative Agent and each of the financial institutions identified on Schedule 2.01 hereto; provided that Sections 1 and 4 hereof shall not become effective until the date when the following additional conditions have also been satisfied (the later of such dates being the “Effective Date”):

(a) Each of the Credit Parties has executed and delivered a Reaffirmation and Amendment of Guaranty and Security Documents in the form of Annex IV hereto (the “Reaffirmation”).

(b) The Borrower, 4100 Quest, LLC and ScanSource Europe C.V. shall have executed and delivered to the Administrative Agent a reaffirmation of the Dutch Pledge Agreement in form and substance satisfactory to the Administrative Agent.

(c) The Borrower shall have paid on the date hereof (i) to the Administrative Agent for the benefit of each Lender (other than any Lender which does not have a Commitment under the Credit Agreement as amended hereby) executing this Amendment an amendment fee equal to 0.075% of the Commitment of such Lender, determined as of the Effective Date after giving effect to the Amendment and (ii) to the Administrative Agent and J.P. Morgan Securities LLC for their respective accounts any other separately agreed fees relating hereto.

(d) The delivery to the Administrative Agent of (i) a satisfactory legal opinion of U.S. counsel to the Borrowers and (ii) such corporate certificates, evidence of corporate standing and authorization and other documents and certificates as it shall reasonably request.

(e) The Borrowers shall have paid all principal, accrued interest and fees (including LC Fees) under (and as defined in) the Credit Agreement (it being understood that any such payment may be made out of the proceeds of Loans made on the Effective Date).

(f) Evidence satisfactory to the Administrative Agent of the perfection of the Collateral Agent’s security interest granted under (and to the extent required by) the Security Documents in the Collateral.

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(g) In the event the Effective Date has not occurred on or before December 31, 2013, Sections 1 and 4 hereof shall not become operative and shall be of no force or effect.

4. Consent. Each Lender consents to the amendments of the Subsidiary Guaranty and the Security Agreement set forth in the Reaffirmation. Without limiting the foregoing, the parties acknowledge and agree that pursuant to such amendment Excluded Swap Obligations (as defined in the Reaffirmation) shall not constitute “Liabilities” under the Subsidiary Guaranty.

5. Reference to and Effect Upon the Credit Agreement.

(a) Except as specifically amended or waived above, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Credit Document, nor constitute a waiver of any provision of the Credit Agreement or any Credit Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

6. Costs and Expenses. The Borrower hereby affirms its obligation under Section 9.03 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.

7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

SCANSOURCE, INC.

By:	/s/ Charles A. Mathis
Charles A. Mathis
Senior Vice President and Chief Financial Officer

SCANSOURCE LATIN AMERICA, INC. (f/k/a Netpoint International, Inc.)

By:	/s/ Mary M. Gentry
Mary M. Gentry
Treasurer

SCANSOURCE EUROPE, SPRL

By:	/s/ John J. Ellsworth
John J. Ellsworth
Gérant

[Signature Page to Amendment No. 1]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Swingline Lender and Issuing Bank

By:	/s/ Antje B. Focke
Its:	Sr. Underwriter

[Signature Page to Amendment No. 1]

TD Bank, N.A., as a Lender

By:	/s/ Steve Levi
Name: Steve Levi
Title: Senior Vice President

[Signature Page to Amendment No. 1]

WELLS FARGO BANK, N.A.

By:	/s/ Christopher L. Fincher
Name: Christopher L. Fincher
Title: Regional Vice President

[Signature Page to Amendment No. 1]

REGIONS BANK

By:	/s/ William E. Reid, III
Name: William E. Reid, III
Title: Senior Vice President

[Signature Page to Amendment No. 1]

BANK OF AMERICA N.A.

By:	/s/ Thomas M. Paulk
Name: Thomas M. Paulk
Title: Senior Vice President

[Signature Page to Amendment No. 1]

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Russ Fallis
Name: Russ Fallis
Title: Vice President, Global Relationship Manager

[Signature Page to Amendment No. 1]

ANNEX I

AMENDED CREDIT AGREEMENT

(Attached)

ANNEX I

EXECUTION VERSION

$300,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

October 11, 2011

among

SCANSOURCE, INC.,

The Subsidiary Borrowers Party Hereto,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Swingline Lender and Issuing Bank

WELLS FARGO BANK, N.A.,

as Syndication Agent

REGIONS BANK and

TD BANK, N.A.,

as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

Page
ARTICLE I Definitions		1
SECTION 1.01.	Defined Terms.	1
SECTION 1.02.	Classification of Loans and Borrowings.	~~25~~29
SECTION 1.03.	Terms Generally.	~~25~~29
SECTION 1.04.	Accounting Terms; GAAP.	~~25~~30
SECTION 1.05.	Foreign Currency Calculations.	~~26~~30
SECTION 1.06.	Redenomination of Certain Foreign Currencies.	~~26~~31

ARTICLE II The Credits		~~27~~31
SECTION 2.01.	Commitments.	~~27~~31
SECTION 2.02.	Loans and Borrowings.	~~27~~32
SECTION 2.03.	Requests for Revolving Borrowings.	~~28~~33
SECTION 2.04.	[Intentionally Omitted]	~~29~~34
SECTION 2.05.	Swingline Loans.	~~29~~34
SECTION 2.06.	Letters of Credit.	~~31~~35
SECTION 2.07.	Funding of Borrowings.	~~35~~39
SECTION 2.08.	Interest Elections.	~~35~~40
SECTION 2.09.	Termination, Reduction and Increase of Commitments.	~~37~~41
SECTION 2.10.	Repayment of Loans; Evidence of Debt.	~~38~~43
SECTION 2.11.	Prepayment of Loans.	~~39~~45
SECTION 2.12.	Fees.	~~40~~45
SECTION 2.13.	Interest.	~~41~~46
SECTION 2.14.	Alternate Rate of Interest.	~~42~~47
SECTION 2.15.	Increased Costs.	~~42~~48
SECTION 2.16.	Break Funding Payments.	~~44~~49
SECTION 2.17.	Taxes.	~~44~~50
SECTION 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs.	~~48~~53
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders.	~~49~~55
SECTION 2.20.	Subsidiary Borrowers.	~~50~~56
SECTION 2.21.	~~Additional Reserve Costs~~ [Intentionally Omitted]	~~51~~56
SECTION 2.22.	Defaulting Lenders.	~~51~~57

ARTICLE III Representations and Warranties		~~53~~59
SECTION 3.01.	Organization; Powers.	~~53~~59
SECTION 3.02.	Authorization; Enforceability.	~~53~~59
SECTION 3.03.	Governmental Approvals; No Conflicts.	~~54~~59
SECTION 3.04.	Financial Condition; No Material Adverse Change.	~~54~~59
SECTION 3.05.	Properties.	~~54~~60
SECTION 3.06.	Litigation and Environmental Matters.	~~54~~60
SECTION 3.07.	Compliance with Laws and Agreements.	~~55~~60
SECTION 3.08.	Investment Company Status.	~~55~~60

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SECTION 3.09.	Taxes.	~~55~~60
SECTION 3.10.	ERISA.	~~55~~61
SECTION 3.11.	Disclosure.	~~55~~61
SECTION 3.12.	Security Documents.	~~56~~61
SECTION 3.13.	Subsidiaries.	~~56~~61
SECTION 3.14.	Regulation U.	~~56~~61
SECTION 3.15.	Solvency.	~~56~~62
SECTION 3.16.	Material Agreements.	~~56~~62
SECTION 3.17.	Foreign Pension Plan.	~~56~~62
SECTION 3.18.	Labor Relations.	~~57~~62
SECTION 3.19.	OFAC and Anti-Corruption Laws.	62

ARTICLE IV Conditions		~~57~~63
SECTION 4.01.	Effective Date.	~~57~~63
SECTION 4.02.	Each Credit Event.	~~59~~65

ARTICLE V Affirmative Covenants		~~59~~65
SECTION 5.01.	Financial Statements; Ratings Change and Other Information.	~~59~~65
SECTION 5.02.	Notices of Material Events.	~~61~~67
SECTION 5.03.	Existence; Conduct of Business.	~~61~~67
SECTION 5.04.	Payment of Obligations.	~~61~~67
SECTION 5.05.	Maintenance of Properties; Insurance.	~~62~~68
SECTION 5.06.	Books and Records; Inspection Rights.	~~62~~68
SECTION 5.07.	Compliance with Laws.	~~62~~68
SECTION 5.08.	Use of Proceeds and Letters of Credit.	~~62~~68
SECTION 5.09.	Further Assurances; etc.	~~62~~68
SECTION 5.10.	Ownership of Subsidiaries; etc.	~~63~~69
SECTION 5.11.	Additional Guarantors and Collateral.	~~63~~69

ARTICLE VI Negative Covenants		~~64~~70
SECTION 6.01.	Indebtedness.	~~64~~70
SECTION 6.02.	Liens.	~~65~~71
SECTION 6.03.	Fundamental Changes; Asset Dispositions.	~~67~~73
SECTION 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions.	~~67~~74
SECTION 6.05.	Swap Agreements.	~~69~~76
SECTION 6.06.	Restricted Payments.	~~70~~76
SECTION 6.07.	Transactions with Affiliates.	~~70~~76
SECTION 6.08.	Restrictive Agreements.	~~70~~76
SECTION 6.09.	Subordinated Indebtedness; Certain Prepayments.	~~71~~77
SECTION 6.10.	Sale and Leaseback Transactions.	~~71~~77
SECTION 6.11.	Fiscal Year.	~~71~~77
SECTION 6.12.	Maximum Leverage Ratio.	~~71~~78
SECTION 6.13.	Minimum ~~Fixed Charge~~Interest Coverage Ratio.	~~71~~78
SECTION 6.14.	OFAC and Anti-Corruptions Laws.	78

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ARTICLE VII Events of Default		~~71~~78

ARTICLE VIII The Administrative Agent		~~74~~81

ARTICLE IX Miscellaneous		~~77~~84
SECTION 9.01.	Notices.	~~77~~84
SECTION 9.02.	Waivers; Amendments.	~~78~~85
SECTION 9.03.	Expenses; Indemnity; Damage Waiver.	~~79~~87
SECTION 9.04.	Successors and Assigns.	~~80~~88
SECTION 9.05.	Survival.	~~84~~91
SECTION 9.06.	Counterparts; Integration; Effectiveness.	~~84~~92
SECTION 9.07.	Severability.	~~84~~92
SECTION 9.08.	Right of Setoff.	~~85~~92
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process.	~~85~~93
SECTION 9.10.	WAIVER OF JURY TRIAL.	~~85~~93
SECTION 9.11.	Headings.	~~86~~93
SECTION 9.12.	Confidentiality.	~~86~~94
SECTION 9.13.	Interest Rate Limitation.	~~87~~95
SECTION 9.14.	USA PATRIOT Act.	~~87~~95
SECTION 9.15.	Conversion of Currencies.	~~87~~95
SECTION 9.16.	Appointment of Borrower.	~~88~~96
SECTION 9.17.	Application of Proceeds.	~~88~~96
SECTION 9.18.	Parallel Debt Provisions.	~~88~~96
SECTION 9.19.	Amendment and Restatement.	~~89~~97
SECTION 9.20.	Reference Bank Replacement.	97

SCHEDULES:

Schedule 1.01 – Pricing Schedule

Schedule 1.02 – Exiting Lenders

Schedule 2.01 – Commitments

Schedule 2.20 – Closing Date Subsidiary Borrowers

Schedule 3.13 – Subsidiaries

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.08 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Designation Letter

Exhibit C – Form of Termination Letter

Exhibit D – ~~Mandatory Cost Rate~~[Intentionally Omitted]

Exhibit E – Form of Compliance Certificate

Exhibit F – U.S. Tax Certificate

iii

AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 11, 2011, among SCANSOURCE, INC., the Subsidiary Borrowers party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.

RECITALS

A. The Borrower, the Subsidiary Borrowers, the Administrative Agent, the financial institutions designated as existing lenders on Schedule 2.01 hereto (the “Continuing Lenders”) and the financial institutions listed on Schedule 1.02 hereto (“Exiting Lenders”) are party to that certain Credit Agreement dated as of September 28, 2007 (as amended up to but not including the date hereof, the “Original Credit Agreement”).

B. The Borrower, the Administrative Agent and the Continuing Lenders wish to amend and restate the Original Credit Agreement on the terms and conditions set forth below to, among other things, extend the Maturity Date, reallocate the Commitments and make the other changes to the Original Credit Agreement evidenced hereby.

C. The financial institutions identified on Schedule 2.01 which are not Continuing Lenders wish to become “Lenders” hereunder and accept and assume the obligations of “Lenders” hereunder with the Commitments specified on such schedule.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Original Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity or Business” means either (a) the assets constituting a business, division, facility, product line or line of business of any Person not already a Subsidiary or (b) the capital stock of any such Person, which Person shall, as a result of an acquisition or merger, become at least a 51% owned Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving Person).

“Adjusted ~~LIBO~~Benchmark Rate” means, with respect to any Eurocurrency Borrowing in Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the ~~LIBO~~Benchmark Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. For all other Eurocurrency Borrowings, “Adjusted ~~LIBO~~Benchmark Rate” means the ~~LIBO~~Benchmark Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, and, as applicable with respect to Borrowings and Loans in Foreign Currencies, J.P. Morgan Europe Limited.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any Loan or any Letter of Credit.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted ~~LIBO~~Benchmark Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, in the determination of the Alternate Base Rate the Adjusted ~~LIBO~~Benchmark Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted ~~LIBO~~Benchmark Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted ~~LIBO~~Benchmark Rate, respectively.

“Amendment No. 1 Effective Date” means the “Effective Date” as defined in Amendment No. 1 to this Agreement dated as of November 6, 2013 by and among the Borrowers, the Administrative Agent and the Lenders party thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries concerning or relating to bribery or corruption.

“Applicable Borrower” means, with respect to any Loan or other amount owing hereunder or any matter pertaining to such Loan or other amount, whichever of the Borrowers is the primary obligor on such Loan or other amount and, with respect to any Letter of Credit, whichever of the Borrowers is the account party with respect thereto.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.15(b).

“Applicable Lending Installation” is defined in Section 2.02(e).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan or ABR Loan or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth on Schedule 1.01 under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Disposition” means any sale, transfer or other disposition of any asset of the Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than (a) the sale of inventory or products in the ordinary course or the sale of obsolete or worn out property in the ordinary course, (b) the licensing of intellectual property and other general intangibles to third parties in the ordinary course of business, (c) the disposal of obsolete, worn-out or surplus equipment in the ordinary course of business, (d) the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business and (e) the sale of Permitted Investments in the ordinary course of business).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“AUD Bank Bill Reference Rate” means, with respect to any Eurocurrency Borrowing in Australian Dollars and for any applicable Interest Period, the average bank bill reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of that rate) for bills of exchange with a tenor equal to the relevant period displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 10:30 a.m. (Melbourne, Australia time) on the Quotation Day for such Interest Period.

“Australian Dollars” means the lawful currency of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Credit Parties means any and all obligations of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Rate” means, with respect to (a) any Eurocurrency Borrowing in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Date for such Interest Period, (b) any Eurocurrency Borrowing denominated in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency; provided, that, if a LIBOR Screen Rate or the Local Screen Rate, as applicable, shall not be available at the applicable time for a period equal in length to such Interest Period, then the Eurocurrency Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error) and (c) any Eurocurrency Borrowing in Mexican Pesos for any applicable Interest Period, a rate per annum equal to (i) with respect to Swingline Loans, such rate which is the cost to JPMCB of funding such Eurocurrency Borrowing (from whatever source it may reasonably select and as determined in the sole discretion of JPMCB) and agreed to by the Borrower not later than 12:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period (or by such other time and day as the Administrative Agent may determine) and (ii) with respect to Revolving Loans, the Peso Reference Bank Rate for such Interest Period,

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bond Financing Agreement” means that certain Financing Agreement dated as of August 1, 2007, between the Borrower and Mississippi Business Finance Corporation, as the same may be amended, modified, supplemented, restated or renewed from time to time.

“Bonds” means the Mississippi Business Finance Corporation Taxable Industrial Development Revenue Bonds, Series 2007 (ScanSource, Inc. Project), issued by the Mississippi Business Finance Corporation in connection with the Borrower’s distribution center located in Southaven, DeSoto County, Mississippi, the proceeds of which Bonds were loaned to the Borrower or one of its Subsidiaries pursuant to the Bond Financing Agreement.

“Borrower” means ScanSource, Inc., a South Carolina corporation.

“Borrowers” means the Borrower and each Subsidiary Borrower.

“Borrowing” means (a) a Revolving ~~Loans~~Borrowing of the same Type, made, converted or continued on the same date to the same Applicable Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; ~~provided that,~~and when used in connection with a Eurocurrency Loan ~~denominated in a Foreign~~for a LIBOR Quoted Currency, the term “Business Day” shall ~~mean~~also exclude any day on which banks are ~~generally open in London for the conduct of substantially all of their commercial lending activities or for the sale and purchase of Euros and which is also a day on which the TARGET (Trans-European Automated Real-Time Gross Settlement Express Transfer)~~not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any Non-Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of that currency and, if the Borrowing or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of ~~payment in Euros~~payments in Euro).

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means, with respect to any Eurocurrency Borrowing in Canadian Dollars and for any applicable Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal to the relevant period displayed on CDOR01 page of the Reuters Monitor Service (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 10:15 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all cash delivered as collateral pursuant to Section 2.06(j).

“Collateral Agent” means JPMCB acting as collateral agent and security trustee for the Secured Creditors pursuant to the Security Documents.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $300,000,000.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continuing Lenders” is defined in the Recitals hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.10(e), the Parent Guaranty, the Subsidiary Guaranty ~~and~~, each Security Document, the Reaffirmation, each amendment to any of the foregoing and each other document from time to time designated as such by the Borrower and the Administrative Agent.

“Credit Parties” means each of the Borrowers and each Subsidiary Guarantor.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Specified Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Specified Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Specified Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Specified Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designation Letter” means a letter in substantially the form of Exhibit B hereto.

“Designated Person” means any Person listed on a Sanctions List.

“Disposed Company” means an entity or assets constituting a business, division, facility, product line or line of business sold by the Borrower or any of its Subsidiaries by way of sale of equity or substantially all of such assets of such entity and otherwise permitted by this Agreement.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means each Subsidiary that is incorporated under the laws of the United States, any State thereof or the District of Columbia.

“Dutch Pledge Agreement” means the Pledge Agreement dated as of October 30, 2009 made by certain of the Credit Parties with respect to Equity Interests of ScanSource Europe CV, as reaffirmed by the Reaffirmation, as the same may be amended, restated, modified or supplemented from time to time.

“EBITDA” means, for any applicable computation period, the Borrower’s and its Subsidiaries’ Net Income on a consolidated basis, plus, to the extent included in the determination of Net Income, (a) income and franchise taxes and other taxes measured by income or profits in respect of the Borrower and its Subsidiaries paid or accrued during such period, (b) Total Interest Expense for such period, (c) amortization and depreciation deducted in determining Net Income for such period, (d) other non-cash charges for such period (other than charges that represent an accrual for future cash expenditures), (e) non-recurring losses for such period, and (f) non-cash charges in respect of stock options and goodwill amortization for such period, and minus, to the extent included in the determination of Net Income, (a) extraordinary non-cash gains for such period and (b) non-recurring gains for such period. Solely with respect to the calculation of the Leverage Ratio, for any computation period during which (i) an Acquired Company or Business is acquired or (ii) a Disposed Company is sold, EBITDA shall be calculated on a pro forma basis as if such Acquired Entity or Business or Disposed Company, as the case may be, had been acquired (and any related Indebtedness incurred) or sold (and any related Indebtedness repaid), as the case may be, on the first day of such computation period.

“EBITDAR” means, for any applicable computation period, EBITDA for such computation period plus Rentals for such period.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system established and operated by the SEC, or any successor system.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the ~~euro~~Euro in one or more member states of the European Union.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” means the single currency unit of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted ~~LIBO~~Benchmark Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Amount” means the amount, if any, by which the total consideration payable by ScanSource and its Subsidiaries for the acquisition of ScanSource Brazil (including the earn out) exceeds $100,000,000 to the extent resulting from higher than expected payments made under the earn out as a result of better than projected performance of ScanSource Brazil following the date of the acquisition of ScanSource Brazil by the Borrower and its Subsidiaries.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at the time of determination on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Loan or Letter of Credit is (or any Loan or Letter of Credit that has been requested at such time would be) denominated in a currency other than Dollars, each of:

(a) the last Business Day of each calendar month,

(b) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.

“Excluded Taxes” means~~, with respect to any payment made by any Credit Party under any Credit Document,~~ any of the following Taxes imposed on or with respect to a Recipient~~: (a) income or franchise~~ or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on ~~(~~or measured by~~) net income by the United States of America, or by the jurisdiction under the laws of which~~ net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient ~~is~~being organized ~~or in which~~under the laws of, or having its principal office ~~is located~~ or, in the case of any Lender, ~~in which~~ its applicable lending office ~~is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Non-~~located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a U.S. Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (~~d~~c) any Taxes attributable to such ~~Non-~~U.S. Lender’s failure (other than as a result of a Change in Law) to comply with Section 2.17(f) and (~~e~~d) any U.S. federal withholding Taxes imposed under FATCA.

“Exiting Lenders” is defined in the Recitals hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

~~“Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Borrower, the ratio of (a) the sum of (i) EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date and (ii) all obligations of the Borrower or any of its consolidated Subsidiaries as lessee under operating leases and rental agreements for such period to (b) Fixed Charges for such period.~~

~~“Fixed Charges” means, for any period, the sum of (i) Total Interest Expense for such period, (ii) all payments of principal in respect of Indebtedness (excluding voluntary principal payments made with respect to any Indebtedness) of the Borrower or any of its consolidated Subsidiaries for such period, (iii) all payment obligations of the Borrower or any of its consolidated Subsidiaries for such period under all operating leases and rental agreements, (iv) the aggregate cash taxes on income (and franchise taxes, if applicable) paid by the Borrower and its consolidated Subsidiaries during such period, (v) without duplication, all Restricted Payments paid or declared (but not yet paid) by the Borrower and its consolidated Subsidiaries during such period (excluding any such Restricted Payments made to the Borrower or a consolidated Subsidiary) and (vi) all Capital Expenditures during such period.~~

“Foreign Currency” means (a) with respect to any Revolving Loan, Euros, Sterling, Canadian ~~dollars~~Dollars, Swedish ~~krona~~Krona, Swiss ~~francs~~Francs, Japanese ~~yen~~Yen, Australian ~~dollars~~Dollars, Hong Kong Dollars and any other currency acceptable to the Administrative Agent and each of the Lenders that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, (b) with respect to any Letter of Credit, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by the Issuing Bank issuing such Letter of Credit, and (c) with respect to any Swingline Foreign Currency Loan, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by applicable Swingline Lender.

“Foreign Investment Grade Rating” means a rating of BBB- or higher from S&P or Baa3 or higher from Moody’s (or, if not rated by S&P or Moody’s, an equivalent rating from another recognized and reputable rating agency).

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the European Union.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HIBOR Rate” means, with respect to any Eurocurrency Borrowing in Hong Kong Dollars and for any applicable Interest Period, the rate per annum designated as “FIXING@11.00” displayed under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLAR)” on the Reuters Screen Page HIBOR XX for a period equal in length to such Interest Period as displayed on the applicable Reuters screen page or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion, at approximately 11:00 a.m., Hong Kong time, on the Quotation Date for such Interest Period.

“Hong Kong Dollars” means the lawful currency of Hong Kong.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and also excluding obligations to make contingent “earn out” payments associated with the post-closing performance of a business or Person acquired in a Permitted Acquisition), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property now or hereafter owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary contained herein, for the purposes of determining compliance with Section 6.01 and Section 6.12 (including for purposes of computing the Leverage Ratio relative to Schedule 1.01) only, Indebtedness shall be deemed to exclude any credit card obligations incurred for the purchase of goods and services in the ordinary course of business which have not been outstanding more than 45 days and do not exceed $~~5,000,000~~10,000,000 in the aggregate at any time outstanding.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on behalf of any Credit Party under any Credit Document and (b) Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated ~~September~~October, ~~2011~~2013 relating to the Borrower and the Transactions.

“Interest Coverage Ratio” means the ratio, determined as of the end of each fiscal quarter of the Borrower for the most recently ended four fiscal quarters, of (a) EBITDAR to (b) Total Interest Expense plus Rentals, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each January, April, July and October, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any Eurocurrency Revolving Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is seven (7) days or one, two, three or six months thereafter, as the Borrower may elect, and (b) as to any Swingline Foreign Currency Loan, the period commencing on the date of such Loan and ending on the day that is designated in the notice delivered pursuant to Section 2.04 with respect to such Swingline Foreign Currency Loan, which shall not be later than thirty days thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the impacted Interest Period, in each case, at such time.

“Issuing Bank” means JPMCB or any other Lender that agrees in writing with the Borrower to issue Letters of Credit (provided that notice of such agreement is given to the Administrative Agent), in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i) and, with respect to any Letter of Credit (or requested Letter of Credit), means the issuer (or requested issuer) thereof. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen” means the lawful currency of Japan.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, and its successors.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01, any other Person that shall have become a party hereto in accordance with Section 2.09(d) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, at any time, the ratio of Total Debt at such time to EBITDA for the most recently completed four fiscal quarters of the Borrower, computed on a consolidated basis for the Borrower and its Subsidiaries.

“~~LIBO Rate” means, (a) with respect to any Eurocurrency Borrowing denominated in a currency (other than Mexican pesos, if applicable), for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent of the respective interest rates per annum reported to the Administrative Agent by JPMCB and each other Lender~~

~~selected by the Administrative Agent (JPMCB and each such other Lender, the “Reference Lenders”) as the rate at which each Reference Lender offers to place deposits in the currency of such Borrowing for such Interest Period to first-class banks in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period and (b) if applicable, with respect to any Eurocurrency Borrowing denominated in Mexican pesos for any Interest Period, a rate per annum equal to the rate at which deposits of Mexican pesos in the approximate amount of the Administrative Agent’s pro-rata share (as Lender) of such Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market, European interbank market or other market (in each case as determined by the Administrative Agent) at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period (or at such other time and day as the Administrative Agent may determine).~~LIBOR Quoted Currency” means Dollars, Euro, Sterling, Swiss Francs, Japanese Yen and any other currency which becomes a Foreign Currency and is designated as a LIBOR Quoted Currency by the Borrower and the Administrative Agent.

“LIBOR Screen Rate” has the meaning set forth in the definition of Benchmark Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time and (b) with respect to a Loan or Borrowing denominated in any Foreign Currency, London time.

“~~Mandatory Costs Rate” means the rate calculated in accordance with the formula and in the manner set forth in Exhibit D hereto~~Local Screen Rate” means each of the AUD Bank Bill Reference Rate, the CDOR Rate, the HIBOR Rate and the STIBOR Rate.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform its obligations under the Credit Documents or (c) the rights of or benefits available to the Administrative Agent, Collateral Agent or the Lenders under the Credit Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Foreign Subsidiary” means a Foreign Subsidiary the Equity Interests of which are held directly by the Borrower or a Domestic Subsidiary and which, together with its subsidiaries, accounts for (or in the case of a recently formed or acquired Foreign Subsidiary would so account for on a pro forma historical basis) at least 10% of Net Income (determined on any date as of the last day of the fiscal quarter of the Borrower immediately preceding such date) or has total assets of at least 10% of Total Assets (determined on any date as of the last day of the fiscal quarter immediately preceding such date).

“Material Subsidiary” means a Domestic Subsidiary which at any date accounts for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a pro forma historical basis) at least: (a) 10% of Total Assets as measured as at the end of the then most recently ended fiscal year of the Borrower, or (b) 10% of Net Income (before taxes) for either of the two most recently ended fiscal years of the Borrower.

“Maturity Date” means ~~October 11, 2016.~~November 6, 2018.

“Maximum Rate” has the meaning set forth in Section 9.15.

“Mexican Pesos” means the lawful currency of Mexico.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any computation period, with respect to the Borrower on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period (determined after the deduction of minority interests) as determined in accordance with GAAP.

“Non-Quoted Currency” means, individually and collectively, each of Australian Dollars, Canadian Dollars, Hong Kong Dollars, Swedish Krona and any other currency which becomes a Foreign Currency and is designated as a Non-Quoted Currency by the Borrower and the Administrative Agent.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Credit Parties to the Lenders or to any Lender, the Administrative Agent, the Collateral Agent, the Issuing Bank or any indemnified party arising under the Credit Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction other than Capital Lease Obligations, (c) any liability under any so-called “synthetic lease” arrangement or transaction entered into by such Person, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Original Credit Agreement” is defined in the Recitals hereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Parent” means, with respect to any Lender, any Person as to which such Lender is directly or indirectly a subsidiary.

“Parent Guaranty” means that certain amended and restated guaranty dated as of the date hereof by the Borrower in favor of the Secured Creditors, as reaffirmed by the Reaffirmation, as the same may be amended, restated, modified or supplemented from time to time.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participating Member State” means any member state of the European Communities that designates the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the acquisition by the Borrower or a Wholly-Owned Subsidiary thereof of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Subsidiary thereof (so long as the Person surviving such merger is a Wholly-Owned Subsidiary and the Borrower has complied with Section 5.11)); provided that, in each case, (a) the consideration paid or to be paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 6.01, the assumption of trade and other obligations, the issuance of common stock of the Borrower to the extent no Default or Event of Default exists pursuant to clause (m) of Article VII or would result therefrom and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 6.01; (b) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 6.03(c); (c) in the case of a stock acquisition, such acquisition shall have been approved by the board of directors of the Acquired Entity or Business; (d) all applicable requirements of Sections 6.03 and 6.04(e) applicable to Permitted Acquisitions are satisfied; and (e) no Default shall have occurred and be continuing either immediately prior thereto or immediately after giving effect thereto.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (or consensual liens replicating Liens so imposed), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; ~~and~~

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of freight costs and customs duties, in each case, incurred in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean any of the following:

(a) any evidence of Indebtedness, maturing not more than one year after the acquisition thereof, issued by the United States of America or Canada, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America or Canada;

(b) in the case of Permitted Investments made by Foreign Subsidiaries, readily marketable direct obligations of any other sovereign government or any agency or instrumentality thereof which are unconditionally guaranteed by the full faith and credit of such government and which have a Foreign Investment Grade Rating;

(c) any certificate of deposit, banker’s acceptance or time or demand deposit (including Eurodollar time deposits), maturing not more than one year after the date of purchase, issued or guaranteed by or placed with (i) the Administrative Agent or any bank providing Banking Services to the Borrower or any of its Subsidiaries or (ii) a commercial banking institution which has a combined capital and surplus of not less than $500,000,000 (or the Dollar Equivalent thereof);

(d) commercial paper (i) maturing not more than 270 days after the date of purchase and (ii) issued by a corporation (other than a Loan Party or any Affiliate of a Loan Party) with a rating, at the time as of which any determination thereof is to be made, of “P-1” or higher by Moody’s or “A-1” or higher by S&P (or, in the case of a Permitted Investment made by a Foreign Subsidiary, a Foreign Investment Grade Rating);

(e) investments in fully collateralized repurchase agreements with a term of not more than 90 days for underlying securities of the types described in clauses (a) or (b) above entered into with any bank or trust company meeting the qualifications specified in clause (c) above;

(f) in the case of deposits by Foreign Subsidiaries, demand deposits with any bank or trust company or other deposits with any bank or trust company which are reinvested by the bank or trust company for the account of the depositor in Permitted Investments or in unsubordinated obligations to the depositor of a Lender or an Affiliate of a Lender even if such Lender or Affiliate or such investments are not themselves rated ;

(g) money market funds that (i) in the case of money market funds invested in by the Borrower or any Domestic Subsidiary (or in the case of any money market fund located in the United States of America, invested in by any Foreign Subsidiary) purport to comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A- or higher by S&P and A-3 or higher by Moody’s (or, in the case of a Permitted Investment made by a Foreign Subsidiary, have a Foreign Investment Grade Rating); and (iii) have net assets of at least $250,000,000;

(h) municipal fixed and variable rate short-term securities that mature within one (1) year from the date of purchase by any Borrower or such Subsidiary that at the time of purchase have been rated and the ratings for which are not less than “MIG-1/VMIG-1” (or its then equivalent) if rated by Moody’s or any successor service thereto having a substantially similar rating system or not less than “SP-1/A-1” (or its then equivalent) if rated by S&P or any successor service thereto having a substantially similar rating system; and

(i) in the case of the Foreign Subsidiaries of the Borrower, short-term investments comparable to the foregoing.

“Permitted Securitization” means any receivables financing program (a) providing for the sale of Receivables for cash in transactions purporting to be sales (and treated as legal true sales for bankruptcy and state law purposes), in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (b) in respect of which there is no recourse to the Borrower, any Domestic Subsidiary, any Foreign Subsidiary (other than the transferor of the Receivables) (except as a result of the actions or inactions of the Borrower, such Domestic Subsidiary or such Foreign Subsidiary) or any assets thereof with respect to the collectability of such Receivables or the creditworthiness of the account debtors of such Receivables.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peso Reference Bank Rate” means, with respect to any Interest Period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in Mexican Pesos and for the relevant Interest Period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in such currency and for such Interest Period at approximately 11:00 a.m., London time, on the Quotation Date for such Interest Period.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means, collectively, the Pledge Agreement dated as of September 28, 2007 made by certain Credit Parties in favor of the Collateral Agent for the benefit of the Secured Creditors, the Dutch Pledge Agreement and each other document or instrument pursuant to which Equity Interests are pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant hereto, in each case as reaffirmed by the Reaffirmation, as the same may be amended, restated, modified or supplemented from time to time.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” means, with respect to any Eurocurrency ~~Borrowing or Swingline Foreign Currency~~ Borrowing and any Interest Period, (a) if the currency is Australian Dollars, Canadian Dollars or Sterling, the first day of such Interest Period, (b) if the currency is Euro, the day two TARGET Days before the first day of such Interest Period, (c) for any other currency, the day two Business Days prior to the commencement of such Interest Period (or such other day as the Administrative Agent shall determine is the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period~~. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days~~).

“Reaffirmation” means, collectively, (a) that certain Reaffirmation of Guaranty and Security Documents dated as of the date hereof made by certain Credit Parties for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Creditors, as the same may be amended, restated, modified or supplemented from time to time ~~and~~, (b) that certain Reaffirmation and Amendment of Guaranty and Security Documents dated as of the Amendment No. 1 Effective Date made by certain Credit Parties for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Creditors, as the same may be amended, restated, modified or supplemented from time to time, (c) that certain Reaffirmation of Dutch Pledge dated as of the date hereof made by certain Credit Parties for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Creditors, as the same may be amended, restated, modified or supplemented from time to time and (d) that certain Reaffirmation of Dutch Pledge dated as of the Amendment No. 1 Effective Date made by certain Credit Parties for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Creditors, as the same may be amended, restated, modified or supplemented from time to time.

“Receivables” means, with respect to any Person, accounts receivable, payment intangibles, accounts or notes receivable of such Person, together with (i) all of the Seller’s interest in the inventory and goods (including returned, foreclosed or repossessed inventory or goods) the financing or sale of which by such Person gave rise thereto such Receivable, and all insurance contracts with respect thereto, (ii) all supporting obligations, if any, purporting to guarantee or secure payment of such Receivable, (iii) all service contracts and other agreements associated therewith, (iv) all books and record related thereto, and (v) all proceeds of any of the foregoing.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Permitted Securitization on any date of determination that would be characterized as principal if such Permitted Securitization were structured as a secured lending transaction rather than as a purchase.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” has the meaning set forth in Section 9.04.

“Reference Banks” means the principal London offices of JPMCB and Regions Bank or such other banks as may be appointed from time to time by the Administrative Agent in consultation with the Borrower and, with respect to any appointed bank, with the consent of such bank.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rentals” of a Person means, with respect to any period, the aggregate amount of rental expense (excluding any rental expense which constitutes Capital Lease Obligations) deducted in computing the Net Income of such Person for such period.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions” means:

(a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the US government and administered by OFAC;

(b) economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce or the US Department of the Treasury; and

(c) economic or financial sanctions imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or the United Nations Security Council or any similar list maintained by any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“ScanSource Brazil” means CDC Brasil Distribudora de Tecnologias Especiais Ltda., a Brazilian limitada.

“Screen Rate” means each of the LIBOR Screen Rate and each Local Screen Rates.

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Secured Obligations” means all Obligations, together with all Banking Services Obligations and Swap Obligations owing to one or more Lenders or their respective Affiliates.

“Security Agreement” means the Security Agreement dated as of September 28, 2007 made by certain of the Credit Parties in favor of the Collateral Agent for the benefit of the Secured Creditors, as reaffirmed by the Reaffirmation, as the same may be amended, restated, modified or supplemented from time to time.

“Security Documents” means and includes the Pledge Agreements, the Security Agreement, the Reaffirmation and each other document or instrument pursuant to which security is granted to the Collateral Agent for the benefit of the Secured Creditors pursuant hereto.

“Solvent” means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by such Person), whether or not reflected on a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. “Solvency” shall have a correlative meaning.

“SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable, payment intangibles, accounts or notes receivable and related rights in connection with and pursuant to a Permitted Securitization.

“Specified Party” means the Administrative Agent, the Issuing Bank, each Swingline Lender and each other Lender.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted ~~LIBO~~Benchmark Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“STIBOR Rate” means, with respect to any Eurocurrency Borrowing in Swedish Krona and for any applicable Interest Period, the rate per annum equal to the Stockholm interbank offered rate for Swedish Krona for a period equal in length to such Interest Period as displayed on the applicable Reuters screen page or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion, at approximately 11:00 a.m., Stockholm time, on the Quotation Date for such Interest Period.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower; provided, however, notwithstanding anything herein to the contrary (in any defined term or otherwise), neither ScanSource Brazil nor any subsidiary of ScanSource Brazil shall be or be deemed to be a “Subsidiary” hereunder for any purpose of this Agreement other than for purposes of Section 3.01, 3.05(b), 3.06, 3.07, 3.08, 3.09, 3.11, 3.16 (excluding clause (b) of the second sentence thereof), 5.01(a), 5.01(b), 5.01(e), 5.07 and 6.03(c), clauses (h), (i) and (j) of Article VII and the last paragraph of Article VIII.

“Subsidiary Borrower” means ScanSource Latin America, Inc. (f/k/a Netpoint International, Inc.), ScanSource Europe SPRL and any Wholly-Owned Subsidiary designated as such by the Borrower pursuant to Section 2.20.

“Subsidiary Guarantor” means each Subsidiary of the Borrower which is a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means the Subsidiary Guaranty dated as of September 28, 2007 made by the Subsidiaries party thereto in favor of the Secured Creditors, as reaffirmed by the Reaffirmation, as the same may be amended, restated, modified or supplemented from time to time.

“Substantial Portion” means, with respect to the property of the Borrower and its Subsidiaries, property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the last day of the month preceding the month in which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above for such twelve month period.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swedish Krona” means the lawful currency of Sweden.

“Swingline Dollar Loan” means a Swingline Loan denominated in Dollars.

“Swingline Exposure” means, at any time, the Dollar Equivalent of the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Foreign Currency Loan” means a Swingline Loan denominated in a Foreign Currency.

“Swingline Lender” means JPMCB and any other Lender that agrees in writing with the Borrower to act in such capacity (provided that notice of such agreement is given to the Administrative Agent), in each case, in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swiss Francs” means the lawful currency of Switzerland.

“Tangible Net Worth” means an amount equal to (a) the Borrower’s total shareholders equity (including capital stock, additional paid in capital and retained earnings after deducting treasury stock) determined in accordance with GAAP, minus (b) the aggregate book value of the intangible assets, including goodwill, of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Letter” means a letter in substantially the form of Exhibit C hereto.

“Total Assets” means, at any time, the total assets of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its consolidated Subsidiaries delivered to the Administrative Agent pursuant to Section 5.01.

“Total Debt” means all Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, calculated in accordance with GAAP plus, without duplication, (a) all Off-Balance Sheet Liabilities, (b) the face amount of all outstanding letters of credit in respect of which the Borrower or any Subsidiary has any actual or contingent reimbursement obligation and (c) the principal amount of all Guarantees by the Borrower and its Subsidiaries of Indebtedness.

“Total Interest Expense” means, for any period, total cash interest expense deducted in the computation of Net Income for such period (including that attributable to Capital Lease Obligations and interest paid under synthetic leases) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs of rate hedging in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and any Designation Letters, the Credit Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted ~~LIBO~~Benchmark Rate or the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (in each case other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law). Solely for purposes of the definition of Permitted Acquisition, a Subsidiary as to which the Borrower or a Wholly-Owned Subsidiary has the contractual right to acquire 100% of the ownership interests therein shall be deemed to be a Wholly-Owned Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (a) ScanSource Brazil and its subsidiaries and their respective incomes, losses, assets, liabilities and other financial attributes shall be excluded from all computations of financial covenants and financial covenant-related tests or requirements hereunder and (b) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted without giving effect to such change in GAAP until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, to the extent any lease would be accounted for as an operating lease under GAAP as in effect on the First Amendment Effective Date, such lease shall continue to be classified and accounted for as an operating lease for all purposes of this Agreement notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the Dollar Equivalent of any Advance denominated in a Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Advance is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Advance to be made or repaid on or prior to the applicable date for such calculation).

(b) For purposes of any determination hereunder (including determinations under Section 6.01, 6.02, 6.04 or 6.09 or under Article VII), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04 or

6.09, the amount of each investment, asset disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrowers.

SECTION 1.06. Redenomination of Certain Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euros.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or any other Foreign Currency.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans denominated in Dollars and Foreign Currencies to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment (subject, in the case of each Swingline Lender, to Section 2.05(a)) or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith and each Revolving Borrowing denominated in a Foreign Currency shall be comprised entirely of Eurocurrency Loans. Each Swingline Dollar Loan shall be a Eurocurrency Loan (except as the applicable Swingline Lender and the Borrower may otherwise agree) and each Swingline Foreign Currency Loan shall be a Eurocurrency Loan.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000 in the case of such a Borrowing denominated in Dollars and $5,000,000 (or the approximate equivalent) in the case of such a Borrowing denominated in a Foreign Currency. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Dollar Loan shall be in an amount that is an integral multiple of $50,000 and not less than $250,000 or such other amounts as agreed by the Borrower and the applicable Swingline Lender, and each Swingline Foreign Currency Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be outstanding more than a total of twelve Eurocurrency Revolving Borrowings denominated in Dollars or eight Eurocurrency Revolving Borrowings denominated in Foreign Currencies. Notwithstanding the foregoing, Loans which are not denominated in Dollars may be made in amounts and increments in the applicable Foreign Currency satisfactory to the Administrative Agent and, where applicable, the applicable Swingline Lender.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) to make such Loan that has been designated by such Lender to the Administrative Agent. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

Any exercise of such option shall not affect the obligation of the Applicable Borrower to repay such Loan in accordance with the terms of this Agreement. For the avoidance of doubt, the foregoing provisions shall apply to the Swingline Lenders in respect of their making Swingline Foreign Currency Loans.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, (i) in the case of such Borrowings denominated in Dollars, Euros, Sterling or Canadian dollars, three Business Days and (ii) in the case of such Borrowings denominated in any other Foreign Currency, four Business Days or such shorter period as the Administrative Agent may agree, in each case before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the identity of the Applicable Borrower;

(ii) the aggregate amount of the requested Borrowing;

(iii) the currency (which may be Dollars or a Foreign Currency) in which such Borrowing is to be denominated;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and

(vii) the location and number of the Applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing, unless such Revolving Borrowing is denominated in a Foreign Currency, in which case such Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding the foregoing, with respect to Revolving Borrowings in currencies which become Foreign Currencies after the date hereof pursuant to the definition of “Foreign Currency”, related request periods and borrowing increments shall be as agreed to by the Borrower and the Administrative Agent.

SECTION 2.04. [Intentionally Omitted]

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lenders severally agree to make Swingline Loans to the Borrowers denominated in Dollars and Foreign Currencies (provided that Subsidiary Borrowers which are Foreign Subsidiaries may only borrow Swingline Foreign Currency Loans) from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Swingline Exposure exceeding $50,000,000, (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments, or (iii) the Dollar Equivalent of the aggregate amount of all Swingline Foreign Currency Loans exceeding $25,000,000; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans; provided, that except as the Swingline Lenders may otherwise agree, there shall not at any time be more than a total of four Swingline Foreign Currency Loans outstanding.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), (i) not later than 4:00 pm, New York City time, on the day of a proposed Swingline Loan in the case of Swingline Dollar Loans, (ii) not later than 10:00 a.m., Local Time, on the day of a proposed Swingline Loan in the case of Swingline Loans denominated in Euros, Sterling or Canadian Dollars~~, (iii) not later than 11:00 a.m., Local Time, one Business Day before the date of the proposed Swingline Loan in the case of Swingline Loans denominated in Swedish krona or Swiss francs and (iv~~ and (iii) not later than 10:00 a.m., Local Time, two Business Days before the date of the proposed Swingline Loan in the case of Swingline Loans denominated in any other Foreign Currency permitted under this Section 2.05. Each such notice shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) whether such Swingline Loan is to be denominated in Dollars or a Foreign Currency, (iii) the amount of the requested Swingline Loan, (iv) the identity of the Applicable Borrower, (v) the Swingline Lender from which such Swingline Loan is requested and (vi) in the case of a Swingline Borrowing denominated in a Foreign Currency, the Interest Period requested to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of the term “Interest Period.” The Administrative Agent will promptly advise the applicable Swingline Lender of any such notice received from the Borrower. Each Swingline Lender shall make each of its Swingline Loan available to the Applicable Borrower by means of a credit to the general deposit account of the Applicable Borrower with such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 5:00 p.m., Local Time, on the requested date of such Swingline Loan. Notwithstanding the foregoing, with respect to Swingline Loans in currencies which become Foreign Currencies after the date hereof pursuant to the definition of “Foreign Currency”, related request periods and borrowing increments shall be as agreed to by the Borrower, the Administrative Agent and the Swingline Lenders.

(c) Each Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate, and such amount of Swingline Loans, if denominated in Foreign Currency, shall be converted to Dollars and shall bear interest at the Alternate Base Rate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by any Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by applicable Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each of the Borrowers may request the issuance of Letters of Credit denominated in Dollars or Foreign Currencies for its own account (provided that Subsidiary Borrowers which are Foreign Subsidiaries may only request Letters of Credit denominated in Foreign Currencies), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the currency in which such Borrower proposes such Letter of Credit be denominated and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, such Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, (ii) the aggregate LC Exposure for Letters of Credit denominated in Foreign Currencies shall not exceed $25,000,000 and (iii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the

Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan; provided that, to the extent that a failure to make a timely reimbursement of an LC Disbursement due to the failure of a Lender or Lenders to fund a Loan it is required to make pursuant to a request made as contemplated by the preceding proviso, the Applicable Borrower shall be deemed to have timely repaid such LC Reimbursement if it shall do so within one Business Day of being notified by the Administrative Agent of such failure. If the Applicable Borrower fails to make such payment when due, such amount, if denominated in Foreign Currency, shall be converted to Dollars and shall bear interest at the Alternate Base Rate and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Applicable Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Applicable Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the Applicable Borrower maintained with the Administrative Agent in New York City (or, in the case of Subsidiary Borrowers or Loans denominated in a Foreign Currency, in such other accounts as may be designated by the Applicable Borrower and agreed by the Administrative Agent) and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency) or (ii) in the case of the Applicable Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Foreign Currency Borrowings or Swingline Dollar Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type and denominated in the Foreign Currency resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency shall be continued as a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration.

SECTION 2.09. Termination, Reduction and Increase of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Borrower at its option may, from time to time, ~~at its option, seek to increase the total Commitments~~seek to (i) request one or more term loans (each an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) and/or (ii) increase the aggregate Commitments (each such increase, an “Incremental Revolving Commitment” and, together with the Incremental Term Loans, the “Incremental Facilities”) by up to an aggregate amount of $150,000,000 ~~(resulting in maximum total Commitments of $450,000,000)~~ upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such ~~increase~~Incremental Facility (which shall not be less than $25,000,000 or such lesser amount to which the Administrative Agent may agree) and shall certify that no Default has occurred and is continuing. After delivery of such notice, ~~the Administrative Agent or~~ the Borrower, in consultation with the Administrative Agent, may offer the ~~increase~~Incremental Facility (which may be declined by any Lender in its sole discretion) ~~in the total Commitments~~ on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other ~~Lenders~~lenders or entities reasonably acceptable to the Administrative Agent, the Issuing Banks (in the case of an Incremental Revolving Commitment) and the Borrower. No ~~increase in the total Commitments~~Incremental Facility shall become effective until the existing or new Lenders extending such ~~incremental Commitment amount~~Incremental Facility and the Borrower shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent and the Borrower pursuant to which (i) any such existing Lender providing or increasing a commitment in respect of such Incremental Facility agrees to the amount of its ~~Commitment increase~~portion of the Incremental Facility, (ii) any such new ~~Lender~~lender providing a commitment in respect of such Incremental Facility agrees to its ~~Commitment amount~~portion of the Incremental Facility and agrees to assume and accept the obligations and rights of a revolving Lender and/or term lender hereunder, as applicable, (iii) the Borrower accepts such ~~incremental Commitments~~Incremental Facility, (iv) the effective date of any ~~increase in the Commitments is specified~~Incremental Facility is specified by the Borrower and the lenders providing or increasing their respective commitments in respect of such Incremental Facility and (v) the Borrower certifies that on such date the conditions for a new Loan set forth in Section 4.02 are satisfied. The terms of any Incremental Term Loan shall, taken as a whole, be substantially identical to, or less favorable to the lenders making such Incremental Term Loan than, the terms applicable to Loans hereunder, except that (A) the Borrower and the Administrative Agent may amend this Agreement and the other Loan Documents to implement such mechanical and conforming changes as the Borrower and the Administrative Agent deem appropriate, (B) the maturity date of any Incremental Term Loan shall be no earlier than the Maturity Date, (C) the interest rate margins and other economic terms, amortization schedule, prepayment terms, borrower (which shall be the Borrower or a Subsidiary Borrower) and currency applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder and (D) the foregoing limitation upon the terms of any Incremental Term Loan shall not apply to covenants or other provisions applicable only to periods after the Maturity Date. Each Incremental Term Loan shall be made pursuant to an amendment, restatement or amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by each Borrower, each lender under such Incremental Term Loan and the Administrative Agent, in each case without the need to obtain the consent of any other Person. Each Incremental Term Loan Amendment may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such Incremental Term Loan Amendments. Upon the effectiveness of any ~~increase in the total Commitments~~Incremental Revolving Commitment pursuant hereto, (i) each revolving Lender (new or existing) shall be deemed to have accepted an assignment at par from the existing revolving Lenders, and the existing revolving Lenders shall be deemed to have made an assignment at par to each new or existing revolving Lender accepting a new or increased Commitment, of an interest in each then outstanding ~~Revolving~~ Loan (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the Swingline Exposure and LC Exposure of the existing and new revolving Lenders shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all Revolving Credit Exposure hereunder is held ratably by the revolving Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for, and substantially contemporaneously with the payment to the assigning Lenders of, the principal amount assigned plus accrued and unpaid interest and commitment and Letter of Credit fees relating to such principal amount. Payments received by assigning revolving Lenders pursuant to this Section in respect of the principal amount of any Eurocurrency Loan shall, for purposes of Section 2.16, be deemed prepayments of such Loan. Any ~~increase of the total Commitments~~Incremental Facility pursuant to this Section shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request. ~~No~~Notwithstanding anything in Section 9.02 or elsewhere herein to the contrary, no consent of any Lender (other than the Lenders agreeing to new or increased ~~Commitments~~commitments) shall be required for any ~~incremental Commitment~~Incremental Facility provided or Loan made pursuant to this Section 2.09(d).

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Applicable Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each of its Revolving Loans on the Maturity Date and (ii) to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lenders on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) If at any time for any reason (other than fluctuations in currency exchange rates) the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Commitments of the Lenders, the Borrower shall (or shall cause one or more Subsidiary Borrowers to) immediately prepay the Loans in the amount of such excess. To the extent that, after the prepayment of all Loans an excess of the Revolving Credit Exposure over the aggregate Commitments still exists, the Borrower shall (or shall cause one or more Subsidiary Borrowers to) promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.

(g) The Administrative Agent will determine the aggregate LC Exposure and the Dollar Equivalent of each Loan on each Exchange Rate Date. If at any time the sum of such amounts exceeds 105% of the aggregate Commitments of the Lenders as a result of fluctuations in currency exchange rates, the Borrower shall (or shall cause one or more Subsidiary Borrowers to) immediately prepay the Loans in the amount of such excess. To the extent that, after the prepayment of all Loans an excess of the sum of such amounts over the aggregate Commitments still exists, the Borrower shall (or shall cause one or more Subsidiary Borrowers to) promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.

(h) Notwithstanding anything to the contrary contained herein, in no event shall any payment under any Credit Document by a Subsidiary Borrower that is a Foreign Subsidiary be for the account of any obligation of the Borrower or of any Domestic Subsidiary of the Borrower.

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Dollar Loan, not later than 4:00 p.m., New York City time, and in the case of prepayment of a Swingline Foreign Currency Loan, not later than 2:00 p.m., London time, in each case on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the difference between the Commitment of such Lender and the Revolving Credit Exposure (excluding Swingline Exposure) of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the fifth Business Day after the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such

Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account or for the account of the Lenders, as applicable, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (excluding Swingline Loans) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted ~~LIBO~~Benchmark Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each Swingline Dollar Loan made by a Swingline Lender shall bear interest at the Adjusted ~~LIBO~~Benchmark Rate for a one-month Interest Period, floating daily, plus the Applicable Rate for Eurocurrency Loans or at such other rate as the Borrower and such Swingline Lender may from time to time agree.

(d) Each Swingline Foreign Currency Loan shall bear interest at the Adjusted ~~LIBO~~Benchmark Rate plus the Applicable Rate.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any of the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) except as it may earlier come due pursuant to Article VII, interest on Eurocurrency Loans made to ScanSource Europe Limited having an Interest Period ending prior to the six month anniversary of the Effective Date shall be due and payable on such date.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, (ii) interest on Borrowings denominated in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days or, if required by applicable law or customary, 366 days in a leap year, shall be computed on such basis, and (iii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted ~~LIBO~~Benchmark Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation by means of an Interpolated Rate) do not exist for ascertaining the Adjusted ~~LIBO~~Benchmark Rate or the ~~LIBO~~Benchmark Rate, as applicable, for such Interest Period (it being understood that, with respect to Revolving Loans denominated in Mexican Pesos, such means shall be deemed not to exist for ascertaining a Benchmark Rate or Adjusted Benchmark Rate for any Interest Period unless at least two Reference Banks submit the requisite information for the determination of the Peso Reference Bank Rate for such Interest Period); or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted ~~LIBO~~Benchmark Rate or the ~~LIBO~~Benchmark Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective, (ii) such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in a Foreign Currency, as a Borrowing bearing interest at such rate the Administrative Agent determines adequately reflects the costs to the Lenders of making or maintaining such Borrowing, plus the Applicable Rate for Eurocurrency Loans ~~plus, if applicable, the Mandatory Costs Rate~~ and (iii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or (if not made in Dollars) shall be made as a Borrowing bearing interest at the rate described under (ii)(B) above.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted ~~LIBO Rate or compensated for by the Mandatory Cost~~Benchmark Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be equal to an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted ~~LIBO~~Benchmark Rate that would have been applicable to such Loan (i.e., excluding the Applicable Margin), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by or on account of any Credit Party under any Credit Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any withholding agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such withholding agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law and, if such Taxes are Indemnified Taxes, then the amount payable by such Credit Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority~~,~~ pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. ~~The~~Without duplication of amounts paid or payable pursuant to Section 2.17(a), the Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid ~~or~~by, payable by, or required to be withheld or deducted on payments to, such Recipient in connection with any Credit Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 20 days after the receipt by any Credit Party of a certificate from a Recipient stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Credit Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) and Section 2.17(f)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Credit Document.

(i) Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each of the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Local Time (4:00 p.m., New York City time, in the case of Swingline Dollar Loans and 2:00 p.m. London time, in the case of Swingline Foreign Currency Loans), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its applicable offices set forth in Section 9.01, except payments to be made directly to the Issuing Bank or any Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Credit Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders without recourse or warranty from the other Lenders except as contemplated by Section 9.04 in respect of assignments to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any of the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Applicable Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Applicable Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Applicable Borrower will not make such payment, the Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in a Foreign Currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, if any of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, if any Lender becomes a Defaulting Lenders or if any Lender refuses to consent to the designation of a Subsidiary Borrower pursuant to Section 2.20 when Lenders holding greater than 66-2/3% of the aggregate Commitments have consented to such designation or if any Lender refuses to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which requires the consent of all Lenders or such Lender and has been approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Subsidiary Borrowers.

(a) Designation. The Borrower may, at any time or from time to time, designate one or more Wholly-Owned Subsidiaries of the Borrower as a “Subsidiary Borrower” hereunder by furnishing to the Administrative Agent a Designation Letter in duplicate, duly completed and executed by the Borrower and such Wholly-Owned Subsidiary, together with the items described in paragraphs (b) and (c) of Section 4.01 relating to such Subsidiary Borrower in substantially the same form and scope as those delivered with respect to any Subsidiary Borrower designated on the date of this Agreement (or, as the Administrative Agent may reasonably require if there were no such deliveries) and such other documents as the Administrative Agent shall reasonably request. Upon any such designation of a Wholly-Owned Subsidiary and, in the case of a designated Subsidiary which is not a Domestic Subsidiary, the approval of such designation by the Administrative Agent and each Lender, such Subsidiary shall be a Subsidiary Borrower hereunder (with all the related rights and obligations thereof) and shall be entitled to Revolving Loans, Letters of Credit and Swingline Loans on and subject to the terms and conditions of, and to the extent provided in, this Agreement. Subsidiary Borrowers designated as of the date hereof are set forth on Schedule 2.20.

(b) Termination of Subsidiary Borrower Status. So long as all Loans made to any Subsidiary Borrower and any related obligations have been paid in full, the Borrower may terminate the status of such Subsidiary Borrower as a Subsidiary Borrower hereunder by furnishing to the Administrative Agent a Termination Letter in duplicate, duly completed and executed by the Borrower and such Subsidiary. Any Termination Letter furnished hereunder shall be effective upon receipt by the Administrative Agent, which shall promptly notify the Lenders. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (i) any obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery or (ii) the obligations of the Borrower under the Parent Guaranty with respect to any such unpaid obligations.

SECTION 2.21. ~~Additional Reserve Costs. (a) For so long as any Lender is required to make special deposits with the Bank of England and/or the UK Financial Services Authority (“FSA”) (or, in either case, any other authority which replaces all or any of their respective functions) or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of England or FSA, as the case may be, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans or Swingline Foreign Currency Loans or any other facilities from time to time provided pursuant to this Agreement, such Lender shall be entitled to require the Applicable Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit D hereto.~~[Intentionally Omitted]

~~(b) For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the Mandatory Costs Rate) in respect of any of such Lender’s Eurocurrency Loans and Swingline Foreign Currency Loans or any other facilities from time to time provided pursuant to this Agreement, such Lender shall be entitled to require the Applicable Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.~~

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitments, LC Exposure and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby (except (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent);

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the applicable Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrowers’ corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrowers, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority as a condition to the effectiveness, enforceability or performance thereof, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws, memorandum and articles of association or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries except Liens created under the Credit Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, ~~stockholders~~shareholders equity and cash flows as of and for the fiscal years ended June 30, ~~2010~~2013 and June 30, ~~2011,~~2012, reported on by Ernst & Young, LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since June 30, ~~2011,~~2013, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any failure to so own or license or any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except where such failure, liability or claims could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with: (i) all laws, regulations and orders of any Governmental Authority applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except in each case (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Security Documents. The security interests created in favor of the Collateral Agent, as pledgee, for the benefit of the Secured Creditors, under each Security Document constitute perfected security interests in the Collateral described in such Security Document under the governing law of such Security Document, subject to no security interests of any other Person, except as permitted by such Security Document. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral under any Security Document other than filings or recordings that have been made, except where the Administrative Agent has determined that the time or expense of such perfection is not justified by the value of such Collateral.

SECTION 3.13. Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.13. Schedule 3.13 correctly sets forth, as of the Effective Date, (i) the percentage ownership (direct or indirect) of the Borrower in each class of capital stock or other equity of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary. Schedule 3.13 correctly identifies those Subsidiaries which constitute Material Subsidiaries and which constitute Material Foreign Subsidiaries as of the Effective Date.

SECTION 3.14. Regulation U. Margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. Neither the making of any Loan or issuance of any Letters of Credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

SECTION 3.15. Solvency. On the Effective Date, after giving effect to the consummation of the transactions contemplated hereby and by the Credit Documents and the payment of all fees, costs and expenses payable by the Borrower with respect to the transactions contemplated hereby and by the Credit Documents, each of the Borrowers is Solvent.

SECTION 3.16. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement governing Material Indebtedness.

SECTION 3.17. Foreign Pension Plan. Each Foreign Pension Plan has been maintained in substantial compliance with its terms and in compliance with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except where any such failure could not reasonably be expected to result in payment obligations of the Borrower and its Subsidiaries (or the acceleration of such payment obligations) aggregating more than $10,000,000. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

SECTION 3.18. Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonable be expected to have a Material Adverse Effect. There is (a) no significant unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (b) no significant strike, labor dispute, slowdown or stoppage is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (c) to the best knowledge of the Borrower, no question concerning union representation exists with respect to the employees of the Borrower or any of its subsidiaries, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.19. OFAC and Anti-Corruption Laws. The Borrower and, to its knowledge, its Subsidiaries and their respective directors, officers, employees, and agents have conducted their business in compliance in all material respects with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. None of the Borrower or to its knowledge its Subsidiaries or their respective directors, officers, employees, agents or representatives acting or benefiting in any capacity in connection with this Agreement: (a) is a Designated Person; (b) is a Person that is owned or controlled by a Designated Person; (c) is located, organised or resident in a Sanctioned Country; or (d) solely to the extent that at the applicable time the applicable Person was the Borrower, a Subsidiary or a director, officer, employee, agent or representative of the Borrower or a Subsidiary, has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (i) with any Designated Person, (ii) in any Sanctioned Country, or (iii) otherwise in violation of Sanctions.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party to a Credit Document either (i) a counterpart of such Credit Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page) that such party has signed a counterpart of such Credit Document.

(b) The Administrative Agent shall have received favorable written opinion(s) (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of U.S., Dutch and Belgian counsel for the Borrower covering such matters relating to the Borrowers, this Agreement or the Transactions as the Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable to it or for the account of the Lenders on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) The Administrative Agent shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, and (ii) five-year projections of the Borrower and its consolidated Subsidiaries for fiscal years 2011 to 2016 in form and substance satisfactory to the Administrative Agent.

(g) All obligations under the Original Credit Agreement shall have been (or shall substantially contemporaneously be) repaid in full (it being understood that such obligations may be repaid out of the initial borrowings hereunder).

(h) The Administrative Agent shall have received insurance certificates naming the Collateral Agent, on behalf of the Secured Creditors, as lender’s loss payee for any casualty policies and additional insured for any general liability policies, in form and substance acceptable to the Administrative Agent.

(i) The Administrative Agent shall have received such duly completed UCC financing statements as the Administrative Agent shall have requested to perfect its security interest in the Collateral and such copies of searches of financing statements filed under the UCC, together with tax lien and judgment searches with respect to the assets of the Credit Parties, in both cases in such jurisdictions as the Administrative Agent may request.

(j) The Administrative Agent shall have received (or confirmed prior receipt of) (or arrangements satisfactory to the Administrative Agent shall have been made with respect to the delivery of) all stock (or unit) certificates evidencing all certificated Equity Interests to be pledged pursuant to the Pledge Agreements, accompanied by stock (or unit) powers executed in blank, and all notes to be pledged pursuant to the Pledge Agreements (including notes evidencing indebtedness required to be so evidenced pursuant to Section 6.04), accompanied by note powers executed in blank.

(k) The Administrative Agent shall have received copies of all Governmental Authority and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and all other documents reasonably requested by the Administrative Agent.

(l) A consent hereto from each Exiting Lender in form reasonably satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on October 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Credit Parties set forth in the Credit Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true on and as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower (or 105 days if an extension has been obtained for the filing of an equivalent periodic report under Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934), its audited consolidated balance sheet and related statements of operations, ~~stockholders~~shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or 60 days if an extension has been obtained for the filing of an equivalent periodic report under Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a consolidating set of financial statements in form and substance reasonably satisfactory to the Administrative Agent which separately discloses the respective assets, liabilities and other financial attributes of ScanSource Brazil and its Subsidiaries;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, (i) a certificate in the form of Exhibit E hereto of a Financial Officer of the Borrower (~~i~~A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (~~ii~~B) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13, and (~~iii~~C) notifying the Administrative Agent of any Commercial Tort Claims, Copyrights, Patents or Trademarks (each term as defined in the Security Agreement) of a Credit Party not previously disclosed to the Administrative Agent and which, in the case of Copyrights, Patents or Trademarks, have been registered with any Governmental Authority, and (~~iv) stating whether~~ii) if there has occurred any change in GAAP ~~or in the application thereof has occurred~~ since the date of the ~~audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate~~previous financial statements delivered under clause (a) or (b) above which would affect the calculations under Section 6.12 or 6.13 or any other limitation contained in this agreement, a reconciliation between calculations of such covenant or limitation made before and after giving effect to such change in GAAP; provided, however, that if the Borrower in good faith regards the extent to which any such change in GAAP would affect such calculations as immaterial, it may, in lieu of providing such reconciliation, deliver at the same time as it delivers such certificate a written description of the applicable change in GAAP and shall be obligated to provide such reconciliation only if it is requested to do so by the Administrative Agent within ten (10) Business Days after delivery of such certificate (and if so requested, shall do so within ten (10) Business Days after such request (or such greater number of days to which the Administrative Agent may agree));

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Sections 5.01(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet or such documents become available on EDGAR; provided that the Borrower shall deliver paper or electronic copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver copies of such documents until a written request to cease delivering such copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event (or comparable event with respect to a Foreign Pension Plan) that, alone or together with any other ERISA Events (or comparable events with respect to a Foreign Pension Plan) that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises required to carry on its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (and, in the case of any Lender, at such Lender’s expense).

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general corporate purposes, including, but not limited to, acquisitions permitted hereby, refinancing of indebtedness and working capital. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Further Assurances; etc. (a) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require to assure the creation and continuation of perfected security interests in the Collateral and as are generally consistent with the terms of this Agreement and the Security Documents. Furthermore, the Borrower will, and will cause its Subsidiaries to, deliver to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure compliance with this Section 5.09.

(b) The Borrower agrees that each action required by clause (a) of this Section 5.09 shall be completed as soon as reasonably practical, but in no event later than 30 days (or such greater number of days as the Administrative Agent may agree) after such action is requested to be taken by the Collateral Agent, the Administrative Agent or the Required Lenders.

SECTION 5.10. Ownership of Subsidiaries; etc. The Borrower will directly or indirectly own (a) in the case of any Person which becomes a Subsidiary after the date hereof, not less than the percentage of the Equity Interests of such Person directly or indirectly owned by the Borrower at the time such Person becomes a Subsidiary and (b) in each other case, 100% of the Equity Interests of each of its Subsidiaries except, in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law; provided that the foregoing shall not prohibit any sale or other disposition of all of the Equity Interests in any Subsidiary held by the Borrower and its Subsidiaries made in accordance with Section 6.03.

SECTION 5.11. Additional Guarantors and Collateral.

(a) Effective upon any Domestic Subsidiary which is not, as of the date hereof, a Material Subsidiary becoming a Material Subsidiary or a Subsidiary Borrower, the Borrower shall cause such Domestic Subsidiary to, within fifteen (15) Business Days, or such longer period as the Administrative Agent may agree, (i) execute and deliver to the Administrative Agent for the benefit of the Secured Creditors a joinder to the Subsidiary Guaranty and (ii) pledge to the Collateral Agent for the benefit of the Secured Creditors a first priority security interest in substantially all personal property owned by such Person pursuant to security documents substantially similar to the Security Documents. Notwithstanding the foregoing, a Domestic Subsidiary which is not a Wholly-Owned Subsidiary and which would otherwise be required by the foregoing to become a guarantor and pledgor shall not be obligated to do so for so long as it is prohibited from doing so by its charter, bylaws or other constituent documents or by the contractual terms of its joint venture or other agreement with the minority shareholders of such Domestic Subsidiary. The Borrower shall promptly notify the Administrative Agent of (i) the time at which any such Domestic Subsidiary becomes a Material Subsidiary, (ii) where appropriate, of the applicability of the preceding sentence to a Domestic Subsidiary which is a Material Subsidiary and (iii) where applicable, of the preceding sentence ceasing to be a basis for such Domestic Subsidiary not becoming a guarantor and pledgor as provided above.

(b) Effective upon any Foreign Subsidiary of the Borrower or any Subsidiary Guarantor which is not, as of the date hereof, a Material Foreign Subsidiary becoming a Material Foreign Subsidiary or a Subsidiary Borrower, the Borrower shall, or shall cause the applicable Subsidiary Guarantor to, pledge to the Collateral Agent for the benefit of the Secured Creditors a first priority security interest in the Equity Interests of such Material Foreign Subsidiary directly owned by such Person (up to 65% of the total Equity Interests of such Foreign Subsidiary in the aggregate) pursuant to a pledge agreement in form satisfactory to the Administrative Agent and provide such other documentation with respect thereto, including legal opinions, as the Administrative Agent may reasonably request. The Borrower shall promptly notify the Administrative Agent at any time any such Foreign Subsidiary becomes a Material Foreign Subsidiary.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing or proposed on the date hereof and set forth in Schedule 6.01, and any extensions, renewals or replacements of any such Indebtedness and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness between and among the Borrower and the Subsidiary Guarantors and Indebtedness arising out of Guarantees by any such Person of the Indebtedness of any other such Person;

(d) Indebtedness between and among Subsidiaries which are not Subsidiary Guarantors and Indebtedness arising out of Guarantees by any such Person of the Indebtedness of any other such Person;

(e) (i) Indebtedness between and among the Borrower and its Subsidiaries and (ii) Indebtedness arising out of Guarantees by the Borrower or any Subsidiary of Indebtedness of the Borrower or any Subsidiary; provided, that no additional Indebtedness may be incurred pursuant to the foregoing clause (i) or (ii) if, after giving effect thereto, (A) the Leverage Ratio (calculated excluding Indebtedness and EBITDA of the ScanSource Brazil and its subsidiaries) would be in excess of 3.00 to 1.00 and (B) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause (e) would exceed an amount equal to (1) $50,000,000 minus (2) the amount of investments and outstanding loans made in or to ScanSource Brazil or its subsidiaries in reliance upon Section 6.04(l)(i)(C);

(f) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $50,000,000 at any time outstanding;

(g) Indebtedness of the Borrower or any Subsidiary; provided that the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $~~25,000,000~~50,000,000 at any time outstanding;

(h) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(i) Indebtedness, including that of SPCs, incurred in connection with Permitted Securitizations; provided that the aggregate outstanding amount of such Receivables Transaction Attributed Indebtedness shall at no time exceed (i) the greater of $217,500,000 or €150,000,000 ~~or~~and (ii) $75,000,000 with respect to Indebtedness incurred by the Borrower, any Domestic Subsidiary or any SPC domiciled in the United States, any state thereof or the District of Columbia;

(j) Indebtedness arising under the Bond Financing Agreement not exceeding $20,000,000 in the aggregate at any time outstanding;

(k) Indebtedness incurred and owing to Avaya, Inc., IBM Credit Corporation or their respective Affiliates for the purpose of financing all or any part of the cost of acquiring inventory from such Person;

(l) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(m) ~~(l)~~ other unsecured Indebtedness or Guaranties of the Borrower, in each case, as long as the Leverage Ratio, calculated giving effect thereto as of the time of incurrence, shall be less than or equal to 3.00 to 1.00; and

(n) ~~(m)~~ other Secured Indebtedness of the Borrower; provided that the aggregate principal amount of Indebtedness outstanding at any time permitted by this clause (~~m) shall not exceed $50,000,000 at any time outstanding~~n) shall not exceed the greater of (i) $50,000,000 and (ii) an amount equal to 10% of Tangible Net Worth as of the most recent fiscal quarter end for which financial statements are available.

For purposes of determining compliance with Sections 6.01(e), 6.01(m) and 6.01(~~l~~n), any Indebtedness incurred shall be deemed to comply with such Section if either (a) such Indebtedness complies with such Section on the date incurred or (b) in cases where such Indebtedness (to the extent in the nature of a Guarantee) is of a nature that it may fluctuate over time, if the maximum amount of such Indebtedness complies with such Section on the date such Indebtedness is made available, whether or not all of such Indebtedness is incurred on such date and regardless of fluctuations in the amount of such Indebtedness up to but not exceeding such maximum amount.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing or proposed on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements (including any replacement incurred in respect thereof at the time of assumption thereof) thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens created pursuant to the Security Documents;

(f) Liens upon assets of an SPC granted in connection with a Permitted Securitization and customary backup Liens granted by originators of Receivables and related assets transferred to an SPC in accordance with a Permitted Securitization;

(g) Liens on Receivables securing Indebtedness permitted by Section 6.01(i);

(h) Liens on inventory acquired from Avaya, Inc., IBM Credit Corporation or their respective Affiliates securing Indebtedness permitted by Section 6.01(k);

(i) Liens of suppliers on the assets of Persons or businesses acquired after the date hereof; provided, however, that (i) such Liens shall secure only the purchase price of inventory purchased from such suppliers on customary commercial terms consistent with past practice, (ii) the Borrower shall use commercially reasonable efforts to avoid granting or permitting to exist such supplier Liens and (iii) in no event shall the aggregate amount secured by such Liens at any time exceed an amount equal to 10% of the book value of the total inventory of the Borrower and its Subsidiaries as of the most recent date for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time;

(j) Liens on assets of Subsidiaries which are not Borrowers or Guarantors securing Debt otherwise permitted by Section 6.01; and

(k) other Liens securing Indebtedness at no time exceeding ~~$50,000,000~~ in the aggregate the greater of (i) $50,000,000 and (ii) an amount equal to 10% of Tangible Net Worth as of the most recent fiscal quarter end for which financial statements are available.

For purposes of determining compliance with Sections 6.02(k), any Lien incurred shall be deemed to comply with such Section if either (a) the Indebtedness secured by such Lien complies with such Section on the date incurred or (b) in cases where such Indebtedness (to the extent in the nature of a Guarantee) is of a nature that it may fluctuate over time, if the maximum amount of such Indebtedness complies with such Section on the date such Indebtedness is made available, whether or not all of such Indebtedness is incurred on such date and regardless of fluctuations in the amount of such Indebtedness up to but not exceeding such maximum amount.

SECTION 6.03. Fundamental Changes; Asset Dispositions.

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge or amalgamate into any other Borrower in a transaction in which the Person surviving such merger or amalgamation is a Borrower, (iii) any Person (other than a Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if either such Subsidiary is a Subsidiary Guarantor, then the surviving entity shall also be a Subsidiary Guarantor) and (iv) any Subsidiary (other than a Subsidiary Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 or Section 6.03(b). Notwithstanding the foregoing, except as permitted by Section 6.03(b) hereof, no merger or consolidation involving a Subsidiary which is a Subsidiary Guarantor or which has pledged its assets as Collateral shall be permitted unless the surviving entity is also a Subsidiary Guarantor and/or pledges its assets as Collateral, as applicable.

(b) The Borrower will not, nor will it permit any Subsidiary to, make any Asset Disposition except for (i) Asset Dispositions among the Borrowers and one or more Domestic Subsidiaries or Subsidiary Guarantors or among any Domestic Subsidiaries or Subsidiary Guarantors, (ii) Asset Dispositions by Foreign Subsidiaries that are not Subsidiary Borrowers or Subsidiary Guarantors to the Borrower or any Subsidiary, (iii) Asset Dispositions expressly permitted by Sections 6.04, 6.06 or 6.07, (iv) transfers of Receivables pursuant to, and in accordance with the terms of, a Permitted Securitization; provided that, the related Receivables Transaction Attributed Indebtedness shall be permitted by Section 6.01(h), (v) the sale and leaseback of real property permitted under Section 6.10 and (vi) other Asset Dispositions of property that, together with all other property of the Borrower and its Subsidiaries previously leased, sold or disposed of in Asset Dispositions made pursuant to this Section 6.03(b)(vi) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of the Borrower and its Subsidiaries.

(c) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business of the distribution and sale of technology products and services and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, such business.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) substantially all of the assets of any other Person or any business unit of any other Person, except:

(a) Permitted Investments;

(b) investments (including investments in Subsidiaries) existing on the date hereof and set forth on Schedule 6.04;

(c) loans or advances giving rise to Indebtedness permitted to be incurred under Section 6.01(e) and other investments which, if made in the form of a loan or advance, would give rise to Indebtedness permitted to be incurred under Section 6.01(e);

(d) Guarantees constituting Indebtedness permitted by Section 6.01 and Guarantees by Borrower of trade and other obligations of Subsidiaries not constituting Indebtedness and incurred in the ordinary course of business;

(e) subject to the provisions of this Section 6.04(e) and the requirements contained in the definition of Permitted Acquisition, the Borrower and its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as: (i) no Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) if the proposed Permitted Acquisition is for aggregate consideration of $50,000,000 or more (inclusive of reasonably anticipated (by the Company in good faith) earn-out payments associated with such Permitted Acquisition), the Borrower shall have given to the Administrative Agent written notice of such proposed Permitted Acquisition on the earlier of (x) the date on which the Permitted Acquisition is publicly announced and (y) ten (10) Business Days prior to consummation of such Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall be executed by its chief financial officer or treasurer and shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition and shall certify that the Borrower, immediately before and immediately after giving effect to such Permitted Acquisition, will be in pro forma compliance with Sections 6.12 and

6.13; (iii) at the time of any such Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the Borrower and its Subsidiaries shall have complied with Section 5.11; and (iv) the Leverage Ratio, calculated on a pro forma basis as if such Permitted Acquisition(s) had been made (and any related Indebtedness incurred) on the first day of the applicable computation period, shall be less than or equal to 3.00 to 1.00;

(f) routine advances to officers, directors and employees for travel, entertainment, relocation or other reimbursable expenses incurred in the ordinary course of business and to the extent permitted by applicable law;

(g) investments received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(h) promissory notes and other non-cash consideration received in connection with Asset Dispositions permitted by Section 6.03;

(i) investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;

(j) a debt or equity investment by the Borrower in ScanSource Europe CV not exceeding $~~5,000,000~~10,000,000 in the aggregate;

(k) investments under Swap Agreements permitted by Section 6.05;

(l) loans to and investments in ScanSource Brazil or its subsidiaries made after the date hereof so long as (i) the aggregate amount of such investments made by the Borrower and its Subsidiaries (including, but not limited to, deferred purchase price payable for the acquisition of ScanSource Brazil and, without duplication, any guarantee of the obligations of ScanSource Brazil or its subsidiaries) do not in the aggregate exceed the sum of (A) $100,000,000 minus the aggregate consideration paid in respect of the acquisition of, or invested in, ScanSource Brazil on or prior to the date hereof plus (B) the Excess Amount plus (C) $50,000,000 minus the aggregate outstanding principal amount of Indebtedness incurred in reliance on Section 6.01(e)(B) or (ii) the Leverage Ratio, calculated giving effect thereto as of the time of the incurrence shall be less than or equal to 3.00 to 1.00;

(m) other Investments made so long as (i) no Default shall have occurred and be continuing at the time of the consummation thereof or immediately after giving effect thereto and (ii) the Leverage Ratio, calculated on a pro forma basis as if such Investment had been made (and any related Indebtedness incurred) on the first day of the applicable computation period, shall be less than or equal to 2.00 to 1.00; and

(n) other investments in the aggregate at any time not exceeding $50,000,000.

For purposes of determining compliance with Sections 6.04(e), 6.04(l) and 6.04(m), any investment made shall be deemed to comply with such Section if either (a) such investment complies with such Section on the date made or (b) in cases where such investment is of a nature that it may fluctuate over time, if the maximum amount of such investment complies with such Section on the date the obligations to make such investment is entered into, whether or not all of such investment is made on such date and regardless of fluctuations in the amount of such investments up to but not exceeding such maximum amount.

SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (d) so long as no Default shall have occurred and be continuing either immediately prior to or immediately after giving effect thereto, the Borrower may make additional Restricted Payments in an aggregate amount in any fiscal year not in excess of an amount equal to ~~5~~10% of the Borrower’s Tangible Net Worth as of the end of the immediately preceding fiscal year.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and pursuant to the reasonable requirements of the Borrower’s or its Subsidiaries’ business, (b) transactions between or among the Borrower, its Wholly-Owned Subsidiaries and the Subsidiary Guarantors (or, with respect to (i) transactions in an amount or fair market value of $10,000,000 or more for any single transaction or series of related transactions or (ii) transfer pricing arrangements, or (iii) allocation of selling, general and administrative expenses, in either case, consistent with past practice, transactions between or among the Borrower and its Subsidiaries) not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, and (d) any incurrence of Indebtedness permitted by Section 6.01 or investment permitted by Section 6.04.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the

Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 and any extensions, renewals, amendments, modifications and replacements thereof (but shall apply to any extension ~~or~~, renewal ~~of, or any~~, amendment ~~or~~, modification or replacement expanding the scope of~~,~~ (or increasing the amount of other Indebtedness having the benefit of) any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to customary restrictions on Receivables or on any SPC created in connection with any Permitted Securitization, (v) the foregoing shall not apply to restrictions with respect to the disposition or distribution of assets in joint venture agreements or other agreements with respect to Asset Dispositions permitted by Section 6.03, in each case entered into in the ordinary course of business, (vi) the foregoing shall not apply to the subordination of subrogation, contribution and similar claims contained in guaranties permitted hereunder, (vii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (viii) clause (a) of the foregoing shall not apply to customary restrictions or conditions imposed by any agreement relating to Indebtedness permitted by Section 6.01(g) and (ix) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09. Subordinated Indebtedness; Certain Prepayments. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to any indenture, note or other agreement evidencing or governing any Indebtedness which has been subordinated in right of payment to the Obligations or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any such subordinated Indebtedness (except to the extent such subordinated Indebtedness is owing to the Borrower or any Subsidiary Guarantor). Without limiting the preceding sentence, so long as an Event of Default has occurred and is continuing, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any single Indebtedness that constitutes a Material Indebtedness or collective Indebtedness that constitutes Material Indebtedness prior to the date when due (other than its obligations hereunder).

SECTION 6.10. Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction other than the sale and leaseback of real property so long as, giving effect thereto, the Borrower is in pro forma compliance with Sections 6.12 and 6.13 and no Default exists or would result therefrom.

SECTION 6.11. Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year to end on any date other than June 30 of each year.

SECTION 6.12. Maximum Leverage Ratio. The Borrower will cause the Leverage Ratio to be less than or equal to 3.50 to 1.00 at all times.

SECTION 6.13. Minimum ~~Fixed Charge~~Interest Coverage Ratio. The Borrower will cause the ~~Fixed Charge~~Interest Coverage Ratio as of the end of each fiscal quarter of the Borrower to be no less than ~~1.50 to~~ 3.00:1.00.

SECTION 6.14. OFAC and Anti-Corruptions Laws. (a) The Borrower shall not, and shall ensure that none of its Subsidiaries will, directly or indirectly use the proceeds of credit extensions hereunder or any other capital raising transaction involving any Lender (i) for any purpose which would breach the U.K Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, or otherwise in violation of Sanctions, as such Sanctions Lists or Sanctions are in effect from time to time; or (iii) in any other manner that will result in the violation of any applicable Sanctions by any Specified Party.

(b) The Borrower shall not, and shall ensure that none of its affiliated companies will, use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) Designated Persons, or (ii) any Sanctioned Country, to pay or repay any amount owing to any Specified Party under any Credit Document.

(c) The Borrower shall, and shall ensure that each of its affiliated companies will (i) conduct its business in compliance with Anti-Corruption Laws; (ii) maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws; and (iii) have appropriate controls and safeguards in place designed to prevent any proceeds of any extension of credit hereunder from being used contrary to the representations and undertakings set forth herein.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any of the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any cash collateral amount due pursuant to Section 2.06(j) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any of the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) the first day on which any executive officer of a Credit Party has knowledge of such failure or (ii) the date written notice thereof has been given to the Borrower by the Administrative Agent (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure continues beyond any applicable grace or cure period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that (any applicable grace or cure period having expired) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding-up, administration, reorganization, voluntary arrangement, scheme of arrangement or other relief in respect of the Borrower, any Credit Party, any Material Subsidiary or any Material Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administration, receivership or similar law now or hereafter in effect or (ii) the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator, administrative receiver, administrator, compulsory manager or similar official for the Borrower, any Credit Party, any Material Subsidiary or any Material Foreign Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, any Credit Party, any Material Subsidiary or any Material Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, administration, reorganization, voluntary arrangement, scheme of arrangement or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator, administrative receiver, administrator, compulsory manager or similar official for the Borrower, any Credit Party, any Material Subsidiary or any Material Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment, composition, compromise or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower, any Credit Party, any Material Subsidiary or any Material Foreign Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event (or comparable event with respect to a Foreign Pension Plan) shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events (or comparable events with respect to a Foreign Pension Plan) that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $7,500,000 in any year or (ii) $10,000,000 for all periods;

(m) a Change in Control shall occur;

(n) except as otherwise provided in Section 6.03(a), the Parent Guaranty, the Subsidiary Guaranty or any provisions thereof shall cease to be in full force or effect as to the Borrower or any Subsidiary Guarantor, or the Borrower, any Subsidiary Guarantor or any Person acting for or on behalf of the Borrower or any Subsidiary Guarantor shall deny or disaffirm the Borrower’s or such Subsidiary Guarantor’s obligations under the Parent Guaranty or the Subsidiary Guaranty, as applicable; or

(o) any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document;

then, and in every such event (other than an event with respect to any of the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any of the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Lenders identified on the front page of this Agreement as Syndication Agent or Co-Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the

Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Foreign Currencies or to foreign Subsidiary Borrowers. The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or of the other Credit Documents, together with such actions and powers as are reasonably incidental thereto, including, as the Collateral Agent may deem appropriate, entering into intercreditor agreements with Persons financing the acquisition of inventory or equipment by the Borrower or its Subsidiaries in transactions otherwise permitted hereby. All provisions of this Article VIII relating to the Administrative Agent shall be equally applicable to the Collateral Agent mutatis mutandis. Without limiting the foregoing, the Collateral Agent is authorized to enter into the Dutch Pledge Agreement and exercise its rights thereunder. The Collateral Agent is also authorized and directed by the Lenders to enter into the Reaffirmation and to effect the amendments to the schedules to the Security Agreement and Pledge Agreement contemplated thereby.

Without limiting the foregoing, if any Collateral is sold in a transaction permitted hereunder (other than to the Borrower or to a Subsidiary thereof which is not an SPC), such Collateral shall be sold free and clear of the Liens created by the Security Documents and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by ~~telecopy~~electronic transmission, as follows:

(i) if to the Borrower or any Subsidiary Borrower, to it at 6 Logue Court, Greenville, South Carolina 29615, Attention of ~~Linda Davis~~Mary Gentry, Treasurer (Telecopy No. (864) 286-4938) (mary.gentry@scansource.com);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 7, Chicago, IL 60603-2003, Attention of Joyce King (Telecopy No. 1- (888) 292-9533; provided, however, that all notices with respect to Eurocurrency Revolving Borrowings in Foreign Currencies shall be sent to J.P. Morgan Europe Limited, ~~125 London Wall, Floor 9,~~25 Bank Street, Canary Wharf, London ~~EC2Y~~, E14 5~~AJ~~JP, United Kingdom, Attention of Loan and Agency London (Telecopy No. (44) 207 ~~7772360~~777 2360);

(iii) if to the Issuing Bank, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 7, Chicago, IL 60603-2003, Attention of Joyce King (Telecopy No. 1- (888) 292-9533 (or if the Issuing Bank is not JPMCB, to such Issuing Bank’s address (or telecopy number) provided to the Borrower);

(iv) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 7, Chicago, IL 60603-2003, Attention of Joyce King (Telecopy No. 1- (888) 292-9533; provided, however, that all notices with respect to Swingline Foreign Currency Loans shall be sent to J.P. Morgan Europe Limited, ~~125 London Wall, Floor 9, London EC2Y 5AJ~~J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London, E14 5JP, United Kingdom, Attention of Loan and Agency London (Telecopy No. (44) 207 ~~7772360~~777 2360) (or if the Swingline Lender is not JPMCB, to such Swingline Lender’s address (or telecopy number) provided to the Borrower by such Swingline Lender); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Each of the Borrowers agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System. Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any of the Borrowers, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of such Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any of the Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement, any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (and, in each case, amendments or modifications entered into by the Borrower shall be effective without the separate approval of any other Credit Party); provided that a waiver by the Lenders only of their rights shall not require the consent of the Borrower and further provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.18(b) or (c), or any other provision of this Agreement that provides for the pro rata treatment of the Lenders, in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or the provisions of Section 9.17, without the written consent of each Lender,

(vi) release all or substantially all of the Collateral or, except in connection with a transaction permitted by Section 6.03, release any Subsidiary Guarantor (which at the time of such release is a Material Subsidiary) from its obligations under the Subsidiary Guaranty, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lenders, as the case may be and, without limiting the foregoing, Section 2.22 shall not be amended or modified without the consent of each of such parties.

Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.09(d) to be delivered in connection with an increase to the aggregate Commitments, the Administrative Agent, the Borrower and the new or existing Lenders whose Commitments have been affected may and shall enter into an amendment hereof (which shall be binding on all parties hereto and the new Lenders) solely for the purpose of reflecting any new Lenders and their new Commitments and any increase in the Commitment of any existing Lender. For the avoidance of doubt, an amendment of the definition of “Revolving Credit Exposure” in connection with a future amendment hereof incorporating the concept of alternate currency tranches or an alternate currency fronting arrangement shall not be deemed an amendment of the definition of “Required Lenders” subject to clause (v) above.

Notwithstanding the foregoing, no amendment or amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 9.02 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated), including, without limitation, any obligation in respect of any drawing under or participation in any Letter of Credit and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, is paid in full all amounts owing to it hereunder (including, without limitation principal, interest and fees, but excluding unmatured contingent obligations). From and after the effectiveness of any such amendment or amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto; provided, that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof would survive a termination of this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Credit Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or such Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender immediately prior to giving effect to such assignment; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative

Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive or becomes entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the

Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any of the Borrowers against any of and all the obligations of such Person now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that no such setoff shall be allowed to or for the credit or the account of the Borrower if such deposit or other obligation is with respect to or otherwise attributable to any Subsidiary Borrower that is a Foreign Subsidiary. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their respective properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each foreign Subsidiary Borrower appoints the Borrower as its agent for purposes of receipt of service of process in connection with the Credit Documents.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Person, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. Appointment of Borrower. Each Subsidiary Borrower hereby authorizes and empowers the Borrower to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including borrowing requests and interest elections hereunder) and other communications in connection with this Agreement and the transactions contemplated hereby and for the purposes of modifying or amending any provision of this Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

SECTION 9.17. Application of Proceeds. After the exercise of remedies provided for in Article VII (or after the Loans have automatically become immediately due and payable), any proceeds of Collateral or other amounts received by the Administrative Agent or Collateral Agent in respect of the Obligations pursuant to the Credit Documents shall, subject to Section 23 of the Subsidiary Guaranty, be applied, in each case ratably within the applicable priority level, first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Collateral Agent or the Issuing Bank from any Credit Party (other than in connection with a Swap Agreement), second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from any Credit Party (other than in connection with a Swap Agreement), third, to pay interest then due and payable on the Loans, fourth, to pay principal on the Loans and unreimbursed LC Disbursements, fifth, to pay any obligations owing to a Secured Creditor with respect to Swap Agreements, sixth, to the payment of any other Obligation, and seventh, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

SECTION 9.18. Parallel Debt Provisions.

(a) For the purpose of ensuring and preserving the validity and enforceability of any of the security rights created under the Dutch Pledge Agreement, the Borrower and each Subsidiary Guarantor hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount payable by such Credit Party in respect of its Secured Obligations as they may exist from time to time (each undertaking, a “Parallel Debt”). Each Parallel Debt will be payable in the currency of the relevant Secured Obligation. Each Parallel Debt of a Credit Party will become due and payable as and when the relevant Secured Obligation of such Credit Party becomes due and payable.

(b) Each of the parties hereto hereby acknowledges that: (i) each Parallel Debt constitutes an undertaking, obligation and liability of the applicable Credit Party to the Collateral Agent which is separate and independent from, and without prejudice to, the Secured Obligations; and (ii) each Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of that Parallel Debt from the relevant Credit Party, it being understood, in each case, that the amount which may become payable by a Credit Party as its Parallel Debt shall never exceed the total of the amounts which are payable under the Secured Obligations of such Credit Party.

(c) For the avoidance of doubt, the Parties confirm that the claim of the Collateral Agent against a Credit Party in respect of a Parallel Debt and the claims of any one or more of the Secured Creditors against such Credit Party in respect of the Secured Obligations payable by such Credit Party to such Secured Creditors do not constitute common property (gemeenschap) within the meaning of article 3:166 of the Dutch Civil Code and that the provisions relating to common property shall not apply. If, however, it shall be held that the claim of the Collateral Agent and the claims of any one or more of the Secured Creditors do constitute common property and the provisions of common property do apply, the Lenders, the Administrative Agent and the Collateral Agent agree that this Agreement shall constitute the administration agreement (beheersregeling) within the meaning of article 3:168 of the Dutch Civil Code.

(d) To the extent the Collateral Agent irrevocably receives any amount in payment of the Parallel Debt of a Credit Party, the Collateral Agent shall distribute that amount among the Secured Creditors that are creditors in respect of the corresponding Secured Obligations of such Credit Party (subject, if applicable, to Section 9.17). Upon irrevocable receipt by a Secured Creditor of any amount so distributed to it (a “Received Amount”), the Secured Obligations of the applicable Credit Party to such Secured Creditor shall be reduced by an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Secured Obligations on the date of receipt by such Secured Creditor of the Received Amount.

SECTION 9.19. Amendment and Restatement. (a) On the Effective Date, the Original Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (a) this Agreement, any promissory notes delivered pursuant to Section 2.09(e) and the other Credit Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Liabilities” (as defined in the Security Agreement) under the Original Credit Agreement as in effect prior to the Effective Date and (b) such “Liabilities” are in all respects continuing with only the terms thereof being modified as provided in this Agreement.

(b) All indemnification obligations of the Borrower pursuant to the Original Credit Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Original Credit Agreement pursuant to this Agreement.

SECTION 9.20. Reference Bank Replacement. If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Administrative Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SCANSOURCE, INC.

By
Name:	Richard P. Cleys
Title:	Vice President and Chief Financial Officer

NETPOINT INTERNATIONAL, INC.

By
Name:	Linda B. Davis
Title:	Treasurer

SCANSOURCE EUROPE SPRL

By
Name:	Richard P. Cleys
Title:	Gérant

Signature Page to ScanSource Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Swingline Lender and Issuing Bank

By
Name:
Title:

Signature Page to ScanSource Credit Agreement

[OTHER BANKS]

By
Name:
Title:

Signature Page to ScanSource Credit Agreement

Schedule 1.01

PRICING SCHEDULE

APPLICABLE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS
Eurocurrency Spread	1.00%	1.25%	1.50%	1.75%	2.00%	2.25%
ABR Spread	0%	0.25%	0.50%	0.75%	1.00%	1.25%
Commitment Fee Rate	0.175%	0.20%	0.25%	0.30%	0.35%	0.40%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 5.01 of this Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 1.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 1.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.00 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Leverage Ratio is less than 3.00 to 1.00.

“Level VI Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Credit Agreement, then the Applicable Fee Rate shall be the highest Applicable Fee Rate set forth in the foregoing table until five Business Days after such Financials are so delivered. Until adjusted in accordance with the September 30, ~~2011~~2013 Financials, Level ~~II~~I Status shall be deemed to exist.